EXHIBIT 3.4
                                                                     -----------
         BYLAW AMENDMENT

                RESOLVED,  that  pursuant  to  Section  10.1 of the  Bylaws  and
         Article VII of the Restated Certificate of Incorporation, as amended, of the Corporation, Section 4.1 of the Bylaws is hereby amended to read in its entirety as follows:

                           SECTION 4.1. EXECUTIVE COMMITTEE. The Board of Directors may, by resolution passed by a majority of the whole Board, designate directors of the Corporation in such number as the Board shall see fit, but not less than two (2), as an Executive Committee which shall have and may exercise, during intervals between meetings of the Board, the powers of the Board of Directors in the management of the business and affairs of the Corporation (including, but without limitation, the authority, pursuant to Section 141(c) of the Delaware General Corporation Law, to adopt, authorize and approve changes to each certificate of designations that may be approved by the Board of Directors on and after January 10, 1999, and the powers of the Board of Directors as specified in these By-Laws), and may authorize the seal of the Corporation to be affixed to all papers which may require it; but such committee shall not have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing any bylaw of the Corporation; and unless these bylaws or the Certificate of Incorporation expressly so provide, such committee shall not have the power or authority to declare a dividend, to authorize the issuance of stock (except in connection with a certificate of designations previously approved by the whole Board), or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. The Board of Directors shall designate one of the members of the Executive Committee to be the Chairman of said Committee. Each member of the Executive Committee shall continue to act as such only so long as he shall be a director of the Corporation and only during the pleasure of a majority of the total number of directors of the Corporation at the time in office. In the absence or disqualification of a member of the Executive Committee, the member or members present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.


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                  The undersigned,  Secretary of Executive TeleCard,  Ltd., does hereby certify that the foregoing Bylaw Amendment was duly adopted by the Board of Directors on March 12, 1999.



                                            /s/ W.P. Colin Smith
                                  -----------------------------------------
                                  W.P. Colin Smith
                                  Vice President of Legal Affairs,
                                     General Counsel and Secretary
                                  Executive TeleCard, Ltd.




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